UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2012

GENMARK DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34753	27-2053069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5964 La Place Court, Suite 100 Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

760-448-4300

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On June 13, 2012, the board of directors of GenMark Diagnostics, Inc. (the “Company”) appointed Dr. Stephen T. Worland to serve as a director of the Company. Dr. Worland is President and Chief Executive Officer and a director of eFFECTOR Therapeutics, Inc., a start-up stage company focused on new treatments for cancer.

There is no arrangement or understanding between Dr. Worland and any other person pursuant to which he was elected as a director. Following the appointment of Dr. Worland, the Company’s board of directors now consists of six directors, four of whom are independent within the meaning of the NASDAQ listing standards and SEC rules.

Dr. Worland will receive an annual fee consisting of $60,000 for serving on the Company’s board of directors. In addition, Dr. Worland received an initial grant of options to purchase 25,000 shares of the Company’s common stock with an exercise price per share determined at the fair market value on the date of grant pursuant to the Company’s 2010 Equity Incentive Plan. The options will vest over four years, with 25% of the options vesting one year from the date of the grant, and 75% of the options vesting in equal monthly installments over the subsequent 36-month period.

The Company issued a press release announcing the appointment of Dr. Worland as a director, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated June 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENMARK DIAGNOSTICS, INC.

Date: June 15, 2012	/s/ Matthew R. Cohen
Matthew R. Cohen
Senior Vice President, General Counsel and Corporate Secretary